News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Announces New Regional Leadership

CHICAGO (September 25, 2006) — Heidrick & Struggles International, Inc. (NASDAQ: HSII), the world’s premier executive search and leadership consulting firm, today announced several changes to its regional leadership structure. Effective October 1, 2006:

•	Kevin Kelly, recently appointed Chief Executive Officer of Heidrick & Struggles, assumes the additional responsibility of Regional Managing Partner, Americas. He replaces Bonnie W. Gwin, 46, who has led the Americas region since 2003. She is stepping down to return full-time to her executive search practice.

•	David Peters, becomes Regional Managing Partner, Europe/Middle East/Africa (EMEA).

•	Gerry Davis, becomes Regional Managing Partner, Asia Pacific.

•	Peters and Davis replace Kelly, who previously led both regions before stepping into the CEO role. The regional “President” titles have been eliminated.

“David and Gerry are proven leaders who are exceptionally well qualified to improve profitable growth in their regions,” said Kelly. “Having worked closely with them for several years, I am confident in their ability to drive our shared goal of bringing all our regions closer together in the interest of serving clients even more effectively and I welcome them to our senior management team.”

Added Kelly: “On behalf of Heidrick & Struggles I extend my thanks to Bonnie for her stewardship of our firm’s largest geographic region. She has bolstered our ranks with numerous top-quality consultants and we are poised to continue on a path of profitable growth.”

Kelly, 41, most recently served as President of the firm’s EMEA and Asia Pacific regions. He joined Heidrick & Struggles in 1997. He earned an MBA from Duke University’s Fuqua School of Business, where he serves on the Board of Supervisors, and a bachelor’s degree from George Mason University.

Peters, 54, currently is Managing Partner of the firm’s London office and is a Senior Partner in the Board Practice. He joined Heidrick & Struggles in 2000. He earned an MA in law from Trinity Hall, Cambridge and an MBA from The Bradford University Business School.

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Davis, 48 – currently Managing Partner of the firm’s Sydney office and head of the CIO Practice in Asia Pacific – specializes in top-level searches in the professional services and information technology sectors. He joined Heidrick & Struggles in 1998. He earned an MBA from the University of Washington, a graduate diploma from the University of Technology, and master’s and bachelor’s degrees from the University of New South Wales.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

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Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Media:

Eric Sodorff, Director, Communications: +1 312 496 1613 or esodorff@heidrick.com

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